CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Step-Up Callable Notes due 2023	$45,000,000	$1,768.50

February 2008
Final Terms No. 512
Registration Statement No. 333-131266
Dated February 6, 2008
Filed pursuant to Rule 424(b)(2)
INTEREST RATE STRUCTURED PRODUCTS

Senior Fixed Rate Step-Up Callable Notes due February 22, 2023
Global Medium Term Notes, Series F

We, Morgan Stanley, have the right to redeem the notes on any interest payment date, beginning February 22, 2011. The amount of interest payable on the notes will increase in increments of 0.50% every three years.   We describe the basic features of these notes in the sections of the accompanying prospectus called “Description of Debt Securities – Description of Fixed Rate Debt Securities” and prospectus supplement called “Description of Notes,” subject to and as modified by the provisions described below.
FINAL TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$45,000,000.
Stated principal amount:	$1,000
Issue price:	$1,000 (100%)
Pricing date:	February 6, 2008
Original issue date:	February 22, 2008 (11 business days after the pricing date)
Interest accrual date:	February 22, 2008
Maturity date:	February 22, 2023
Interest rate:
5.00%, from and including the original issue date to but excluding February 22, 2011
5.50%, from and including February 22, 2011 to but excluding February 22, 2014
6.00%, from and including February 22, 2014 to but excluding February 22, 2017
6.50%, from and including February 22, 2017 to but excluding February 22, 2020
7.00%, from and including February 22, 2020 to but excluding February 22, 2023

Interest payment period:	Semi-annually
Interest payment dates:
The 22nd of each August and February, beginning August 22, 2008; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.

Day-count convention:	30/360
Redemption:
Beginning February 22, 2011, we have the right to redeem all of these notes on any interest payment date and pay to you 100% of the stated principal amount per note plus accrued and unpaid interest to but excluding the date of such redemption. If we decide to redeem the notes, we will give you notice at least 10 calendar days before the redemption date specified in the notice.

Redemption percentage at redemption date:	100%
Redemption dates:	February 22, 2011 and on each interest payment date thereafter.
Specified currency:	U.S. dollars
Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	The Bank of New York
Listing:	The notes will not be listed on any securities exchange.
Denominations:	$1,000 / $1,000
CUSIP:	61745EUU3
Book-entry or certificated note:	Book-entry
Business day:	New York
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions	Proceeds to Company
Per Note:	100%	2.00%	98.00%
Total:	$45,000,000	$900,000	$44,100,000
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN
BE ACCESSED VIA THE HYPERLINKS BELOW.

Amendment No. 1 to Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

Senior Fixed Rate Step-Up Callable Notes due February 22, 2023

Supplemental Information Concerning Plan of Distribution

We expect to deliver the notes against payment therefor in New York, New York on February 22, 2008, which will be the eleventh scheduled business day following the date of the pricing of the notes.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade notes on the date of pricing or on or prior to the third business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

February 2008	Page 2